Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE UNIFIRST CORPORATION
2010 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:	Steven S. Sintros
No. of Restricted Stock Units:	1,512
Grant Date:	December 14, 2017
Pursuant to the UniFirst Corporation Amended and Restated 2010 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), UniFirst Corporation (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.10 per share (the “Stock”), of the Company.
1.Restrictions on Transfer of Award. The Grantee shall have no rights with respect to this Award unless Grantee shall have accepted this Award by signing and delivering a copy of this Award Agreement as set forth herein. If this Award is not so accepted within 30 days of the Grant Date, the Grantee shall forfeit the Award in its entirety (regardless of whether vested or unvested). This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have been earned and have vested as provided in Paragraphs 2 and 3 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.
2.Earning of Restricted Stock Units.
(a)The number of Restricted Stock Units to be earned by the Grantee will vary depending upon the Company’s achievement of the Performance Criteria, as set forth below in this Paragraph 2. The number of Restricted Stock Units determined pursuant to this Paragraph 2 shall be deemed earned by the Grantee.
(b)The Performance Criteria for the determination of the number of Restricted Stock Units earned hereunder will be based on the Company’s consolidated revenue adjusted as set forth in Paragraph 2(c) (“Revenue”) and operating margin adjusted as set forth in Paragraph 2(c) (“Operating Margin”) for the last three fiscal quarters of the Company’s 2018 fiscal year on a cumulative basis (“Fiscal 2018”). The maximum number of Restricted Stock Units that may be earned on account of the achievement of the Performance Criteria based on the Company’s Revenue is 756 Restricted Stock Units. The maximum number of Restricted Stock Units that may be earned on account of the achievement of the Performance Criteria based on the Company’s Operating Margin is 756 Restricted Stock Units. Such Performance Criteria and the number of Restricted Stock Units that will be earned upon achievement of such Performance Criteria are as follows:

Fiscal 2018:

	Performance Achieved	Number of Shares Earned
Threshold:	Revenue - $1,625,000,000 less the amount of Revenue from the first fiscal quarter of Fiscal 2018	454
	Operating Margin - The percentage amount for the last nine months of Fiscal 2018 that, when averaged on a weighted basis with the actual Operating Margin from the first fiscal quarter of Fiscal 2018, is 14.50%	453
Target:	Revenue - $1,637,500,000 less the amount of Revenue from the first fiscal quarter of Fiscal 2018	605
	Operating Margin - The percentage amount for the last nine months of Fiscal 2018 that, when averaged on a weighted basis with the actual Operating Margin from the first fiscal quarter of Fiscal 2018, is 15.50%	605
Maximum:	Revenue - $1,650,000,000 less the amount of Revenue from the first fiscal quarter of Fiscal 2018	756
	Operating Margin - The percentage amount for the last nine months of Fiscal 2018 that, when averaged on a weighted basis with the actual Operating Margin from the first fiscal quarter of Fiscal 2018, is 16.50%	756

(c)The Administrator shall certify at its first meeting after the first public release by the Company of its audited financial statements for Fiscal 2018 whether the Performance Criteria have been met with respect to such fiscal year (the “Certification Date”).
All determinations regarding satisfaction of the Performance Criteria will be based on the Company’s audited financial statements and its books and records for Fiscal 2018; provided that (1) the Company’s revenues shall be adjusted to reflect the impact of any decrease in the exchange rate of the Canadian dollar to the U.S. dollar from 0.80 to 1.0 during Fiscal 2018, and (2) the Company’s operating margins shall be adjusted to add back non-cash items, including depreciation, intangibles amortization and stock-based compensation and to reflect the following exclusions: changes in Generally Accepted Accounting Principles impacting operating income, any losses, costs or expenses associated with or arising from any claims, litigation, regulatory investigations, or environmental investigations and remediation which in the aggregate in Fiscal 2018 are in excess of $500,000; any losses, costs or expenses associated with or arising from any impairment of tangible or intangible assets; any losses, costs or expenses associated with or arising from any natural catastrophes, war, terrorism, business interruption or similar events; certain gain contingencies; any health care costs or expenses in Fiscal 2018 that are in excess of 3.1% of the Company’s Revenue for such period; and any costs for Fiscal 2018 for any outside contractor or consultant, or internal employees (for those individuals hired after October 1, 2017), in each case associated with or related to the planning, development, testing, training, transition, or deployment of the UniFirst Billing System which are expensed for financial statement reporting purposes.
3.Vesting of Restricted Stock Units. To the extent the Restricted Stock Units are earned pursuant to and in accordance with Paragraph 2 of this Agreement, the restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. If a series of Vesting Dates is specified, then the restrictions and conditions in Paragraph 1 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date

Number of Shares Vested	Vesting Date
33.33% of Shares Earned	Certification Date
33.33% of Shares Earned	First Anniversary of Certification Date
33.34% of Shares Earned	Second Anniversary of Certification Date

Subsequent to such Vesting Date or Dates, the Restricted Stock Units shall be settled as set forth in Paragraph 5 below. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 3.
4.Termination of Employment. If the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 3, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.
5.Issuance of Shares of Stock. As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 3 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares.
6.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
7.Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.
8.Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.
9.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.
10.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
11.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

UNIFIRST CORPORATION
By:	/s/ Raymond C. Zemlin
Raymond C. Zemlin
Chairman of the Board of Directors

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated: December 14, 2017	/s/ Steven S. Sintros
Grantee's Signature

Grantee’s name and address:
Steven S. Sintros
c/o UniFirst Corporation
68 Jonspin Road
Wilmington, MA 01887